Exhibit 2.1

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                 HEMOXYMED, INC.

                      MOLECULAR GERIATRICS ACQUISITION INC.

                                       and

                        MOLECULAR GERIATRICS CORPORATION

                            Dated as of July 29, 2002

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                                TABLE OF CONTENTS

                                                                            Page

ARTICLE 1           THE MERGER.................................................2
         SECTION 1.1   The Merger..............................................2
         SECTION 1.2   Consummation of the Merger;
                       Effective Date..........................................2
         SECTION 1.3   Effect of the Merger....................................2

ARTICLE 2           CONVERSION AND CANCELLATION OF SECURITIES..................2
         SECTION 2.1   Conversion of Shares; Treatment of Warrants, Options
                         and Convertible Securities............................2
         SECTION 2.2   Appraisal Rights........................................5
         SECTION 2.3   Surrender and Payment...................................5
         SECTION 2.4   Common Stock of Sub.....................................5
         SECTION 2.5   Closing.................................................5

ARTICLE 3           CERTIFICATES OF INCORPORATION AND BY-LAWS .................5
         SECTION 3.1   Certificate of Incorporation and By-Laws................5
         SECTION 3.2   Directors of Sub........................................5

  ARTICLE 4         CERTAIN PROVISIONS RELATING TO SHARES......................6
         SECTION 4.1   No Fractional Shares of ACQUIROR Common Stock...........6
         SECTION 4.2   ACQUIROR to Make Merger Consideration Available.........6
         SECTION 4.3   Dividends; Transfer Taxes; Voting Rights................6
         SECTION 4.4   Abandoned Property; Lost Certificates...................7
         SECTION 4.5   Taking of Necessary Action; Further Action..............7
         SECTION 4.6   Closing of TARGET's Transfer Books......................7

ARTICLE 5           REPRESENTATIONS AND WARRANTIES OF TARGET...................7
         SECTION 5.1   Organization and Qualification; Subsidiaries............8
         SECTION 5.2   Certificates of Incorporation and By-Laws...............8
         SECTION 5.3   Capitalization..........................................8
         SECTION 5.4   Authority...............................................9
         SECTION 5.5   No Conflict; Required Filings and Consents..............9
         SECTION 5.6   Permits; Compliance....................................10
         SECTION 5.7   Reports; Financial Statements..........................10
         SECTION 5.8   Absence of Certain Changes or Events...................11
         SECTION 5.9   Absence of Litigation..................................11
         SECTION 5.10  Taxes..................................................11
         SECTION 5.11  Certain Business Practices.............................11
         SECTION 5.12  Brokers................................................12

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         SECTION 5.13  Board Recommendation...................................12
         SECTION 5.14  Books and Records......................................12
         SECTION 5.15  No Undisclosed Liabilities.............................12
         SECTION 5.16  Contracts..............................................12
         SECTION 5.17  Disclosure.............................................13
         SECTION 5.18  Affiliates.............................................13
         SECTION 5.19  Investments............................................13
         SECTION 5.20  Employee Benefit Plans.................................13

ARTICLE 6           REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND SUB........13
         SECTION 6.1   Organization and Qualification; Subsidiaries...........14
         SECTION 6.2   Certificate of Incorporation and By-Laws...............14
         SECTION 6.3   Capitalization.........................................14
         SECTION 6.4   Authority..............................................15
         SECTION 6.5   No Conflict; Required Filings and Consents.............15
         SECTION 6.6   Permits; Compliance....................................16
         SECTION 6.7   Reports; Financial Statements..........................16
         SECTION 6.8   Absence of Certain Changes or Events...................17
         SECTION 6.9   Absence of Litigation..................................17
         SECTION 6.10  Taxes..................................................17
         SECTION 6.11  Certain Business Practices.............................18
         SECTION 6.12  Brokers................................................18
         SECTION 6.13  Books and Records......................................18
         SECTION 6.14  Contracts..............................................18
         SECTION 6.15  No Undisclosed Liabilities.............................18
         SECTION 6.16  Board Recommendation...................................19
         SECTION 6.17  Disclosure.............................................19
         SECTION 6.18  Investments............................................19
         SECTION 6.19  Employee Benefit Plans.................................19

ARTICLE 7           COVENANTS.................................................19
         SECTION 7.1   Affirmative Covenants of TARGET and ACQUIROR...........19
         SECTION 7.2   Negative Covenants of TARGET...........................20
         SECTION 7.3   Negative Covenants of ACQUIROR.........................22
         SECTION 7.4   Access and Information.................................24
         SECTION 7.5   Confidentiality........................................24
         SECTION 7.6   No Shopping............................................24
         SECTION 7.7   Directors' and Officers' Indemnification...............25

ARTICLE 8           ADDITIONAL AGREEMENTS.....................................25
         SECTION 8.1   Stockholder Approval...................................25
         SECTION 8.2   Disclosure.............................................26


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         SECTION 8.3   Appropriate Action; Consents; Filings..................26
         SECTION 8.4   Public Announcements...................................27

ARTICLE 9           CLOSING CONDITIONS........................................27
         SECTION 9.1  Conditions to Obligations of
                      Each Party Under This Agreement.........................27
                      (a)     SEC and State Action............................27
                      (b)     Stockholder Approval............................28
                      (c)     No Order........................................28
                      (d)     Exempt Transaction..............................28

         SECTION 9.2  Additional Conditions to Obligations of ACQUIROR........28
                      (a)     Representations and Warranties..................28
                      (b)     Agreements and Covenants........................28
                      (c)     Consents and Approvals..........................28
                      (d)     No TARGET Material Adverse Effect...............28
                      (e)     Appraisal Rights................................29
                      (f)     Certificates....................................29

         SECTION 9.3   Additional Conditions to Obligations of TARGET.........29
                       (a) Representations and Warranties.....................29
                       (b) Agreements and Covenants...........................29
                       (c) Consents and Approvals.............................29
                       (d) No ACQUIROR Material Adverse Effect................30
                       (e) Certificates.......................................30
                       (f) Appraisal Rights...................................30
                       (g) Directors..........................................30
                       (h) Officers...........................................30

ARTICLE 10          TERMINATION, AMENDMENT AND WAIVER.........................30
         SECTION 10.1  Termination............................................30
         SECTION 10.2  Effect of Termination..................................31
         SECTION 10.3  Amendment..............................................32
         SECTION 10.4  Waiver.................................................32
         SECTION 10.5  Fees, Expenses and Other Payments......................32

ARTICLE 11          GENERAL PROVISIONS........................................32
         SECTION 11.1  Effectiveness of Representations,
                          Warranties and Agreements...........................32
         SECTION 11.2  Notices................................................33
         SECTION 11.3  Certain Definitions....................................34
         SECTION 11.4  Headings...............................................35
         SECTION 11.5  Severability...........................................35


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         SECTION 11.6  Entire Agreement.......................................35
         SECTION 11.7  Assignment.............................................35
         SECTION 11.8  Parties in Interest....................................35
         SECTION 11.9  Failure or Indulgence Not Waiver; Remedies Cumulative..35
         SECTION 11.10 Governing Law..........................................35
         SECTION 11.11 Counterparts...........................................35


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

                          AGREEMENT AND PLAN OF MERGER

            This AGREEMENT AND PLAN OF MERGER dated as of July 29, 2002 (the "Agreement"), by and among HEMOXYMED, INC., a Delaware corporation ("ACQUIROR"), MOLECULAR GERIATRICS ACQUISITION INC., a Delaware corporation and wholly-owned subsidiary of ACQUIROR ("Sub"), and MOLECULAR GERIATRICS CORPORATION, a Delaware corporation ("TARGET") (Sub and TARGET being hereinafter collectively referred to as the "Constituent Corporations").

            WHEREAS, ACQUIROR and TARGET are each small life sciences companies pursuing the development of therapeutics to treat cancer and other diseases, such as Alzheimer's disease, and the respective boards of directors of each company have determined that the value of each company can best be maximized by means of establishing a strategic alliance between the two companies;

            WHEREAS, the respective boards of directors of ACQUIROR, Sub, and TARGET have each determined that it is advisable and for the benefit and in the best interests of their corporations and their respective stockholders that this form of strategic alliance between ACQUIROR AND TARGET can best be accomplished in a transaction in which TARGET is acquired by ACQUIROR (the "Strategic Transaction") by means of a merger of Sub with and into TARGET, with TARGET being the surviving corporation, on the terms and conditions hereinafter set forth (the "Merger");

            WHEREAS, the board of directors of ACQUIROR has determined that the Strategic Transaction is consistent with and in furtherance of the long-term business strategy of ACQUIROR and is fair to, and in the best interests of, ACQUIROR and the holders of ACQUIROR Common Stock (as hereinafter defined), and has approved and adopted this Agreement and has approved the Merger and the other transactions contemplated hereby; and

            WHEREAS, the board of directors of TARGET has determined that the Strategic Transaction is fair to, and in the best interests of, TARGET and the holders of TARGET Common Stock (as hereinafter defined), and has approved and adopted this Agreement and has approved the Merger and the other transactions contemplated hereby and recommended approval and adoption of the Agreement and approval of the Merger by the stockholders of TARGET;

            WHEREAS, for federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of Section 368(a)(1)(A) and 368(a)(2)(D) of the Code (as hereinafter defined);

            NOW, THEREFORE, in consideration of the premises, the mutual covenants, representations and warranties herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto intending to be bound hereby agree as follows:


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                                    ARTICLE 1

                                   THE MERGER

            SECTION 1.1 The Merger. Subject to the terms and conditions hereof, on the Effective Date (as defined in Section 1.3), Sub shall be merged with and into TARGET in accordance with the applicable provisions of the General Corporation Law of the State of Delaware ("Delaware Law"); TARGET, as the surviving corporation in the Merger (the "Surviving Corporation"), shall continue its corporate existence under Delaware Law; the separate existence of Sub shall thereupon cease; and the corporate existence of Sub shall be merged into and transferred to the Surviving Corporation.

            SECTION 1.2 Consummation of the Merger; Effective Date. As soon as practicable following the Closing (as that term is hereinafter defined in Section 2.5), the parties hereto will file with the Secretary of State of the State of Delaware a Certificate of Merger in such form as required by, and executed in accordance with, the relevant provisions of Delaware Law. The Merger shall become effective at such time (the "Effective Time") as the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware (the "Effective Date").

            SECTION 1.3 Effect of the Merger. Upon the effectiveness of the Merger, the Surviving Corporation shall succeed, without any other action, to all rights and property of each of the Constituent Corporations, and shall be subject to all the debts and liabilities of each of the Constituent Corporations in the same manner as if the Surviving Corporation had itself incurred them, all with the effect set forth in Delaware law.

                                    ARTICLE 2

                           CONVERSION AND CANCELLATION
                                  OF SECURITIES

            SECTION 2.1 Conversion of Shares; Treatment of Warrants, Options and Convertible Securities. As of the Effective Date, by virtue of the Merger and without any action on the part of the holders thereof:

            Common Stock. (i) On the Effective Date, the shares of TARGET's Common Stock, par value $0.0001 per share (the "TARGET Common Stock"), issued and outstanding immediately prior to the Effective Date, other than Dissenting Shares (as hereinafter defined) and other than any shares of TARGET Common Stock held by ACQUIROR, Sub or TARGET, shall, by virtue of the Merger automatically and without any action on the part of the holder thereof, become and be converted into the right to receive shares of fully paid and


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nonassessable Common Stock, $.0025 par value, of ACQUIROR (the "ACQUIROR Common
Stock"). The shares of ACQUIROR Common Stock issuable in the Merger are sometimes collectively referred to hereinafter as the "Merger Consideration" and the ratio of shares of ACQUIROR Common Stock to one share of TARGET Common Stock is herein referred to as the "Final Exchange Ratio".

      (ii) A preliminary exchange ratio (the "Preliminary Exchange Ratio") is initially established as .6578 share of ACQUIROR Common Stock for each one share of issued and outstanding TARGET Common Stock. This Preliminary Exchange Ratio is based upon the following formula:

                  Preliminary Exchange Ratio =       A + B + C
                                                     ---------
                                                     X + Y + Z

                  where,

A= the number of shares of ACQUIROR Common Stock currently issued and outstanding;

B= the number of shares of ACQUIROR Common Stock issuable upon the exercise or conversion of currently outstanding options or warrants to purchase common stock or other convertible securities of ACQUIROR, excluding those certain outstanding "out of the money" options or warrants listed on Schedule 2.1 of the ACQUIROR Disclosure Schedule (the "Excluded ACQUIROR Options and Warrants");

C= the anticipated aggregate additional or decreased number of shares of ACQUIROR Common Stock, if any, being issued, cancelled or redeemed after the date hereof and prior to the Effective Date or issuable upon the exercise or conversion of outstanding options, warrants or convertible securities anticipated to be issued, cancelled or redeemed by ACQUIROR prior to the Effective Date (where C can be a negative number);

X= the number of shares of TARGET Common Stock currently issued and outstanding;

Y= the number of shares of TARGET Common Stock issuable upon the exercise or conversion of currently outstanding options or warrants to purchase common stock or other convertible securities of TARGET, excluding those certain outstanding "out of the money" options or warrants listed on Schedule 2.1 of the TARGET Disclosure Schedule (the "Excluded TARGET Options and Warrants"; together with the Excluded ACQUIROR Options and Warrants, the "Excluded Options and Warrants"); and

Z= the anticipated aggregate additional or decreased number of shares of TARGET Common Stock, if any, being issued, cancelled or redeemed after the date hereof and prior to the Effective Date or issuable upon the exercise or conversion of outstanding options, warrants or convertible


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securities anticipated to be issued, cancelled or redeemed by TARGET prior to the Effective Date (where Z can be a negative number).

The sum of A, B and C above is referred to as the "Anticipated Fully Diluted ACQUIROR Capitalization" and the sum of X, Y and Z above is referred to as the "Anticipated Fully Diluted TARGET Capitalization."

      If the actual number of shares of TARGET Common Stock or ACQUIROR Common Stock issued and outstanding at the Effective Date or issuable upon the exercise or conversion of the options, warrants or convertible securities outstanding as of the Effective Date, other than the Excluded Options and Warrants (the "Actual Fully Diluted TARGET Capitalization" or the "Actual Fully Diluted ACQUIROR Capitalization", as the case may be) differs from the Anticipated Fully Diluted TARGET Capitalization or the Anticipated Fully Diluted ACQUIROR Capitalization, then the Preliminary Exchange Ratio will be adjusted to the "Final Exchange Ratio" referred to above, as determined by the following formula:

Final Exchange Ratio =     Actual Fully Diluted ACQUIROR Capitalization
                           --------------------------------------------
                           Actual Fully Diluted TARGET Capitalization

      In no event will the Final Exchange Ratio be greater than .68 or less than ..63.

(iii) For example, if the Anticipated Fully Diluted TARGET Capitalization is 25,000,000 and the Anticipated Fully Diluted ACQUIROR Capitalization is 20,000,000, the Preliminary Exchange Ratio will be 0.8. If the Actual Fully Diluted TARGET Capitalization is 30,00,000 and the Actual Fully Diluted ACQUIROR Capitalization is 20,000,000, the Preliminary Exchange Ratio will be adjusted and the Final Exhange Ratio will be 0.667.

(iv) Capital Stock Held by TARGET, ACQUIROR or Sub. On the Effective Date, each share of capital stock of TARGET held in the treasury of TARGET, or by ACQUIROR or Sub immediately prior to the Effective Date shall, by virtue of the Merger and without any action on the part of the holder thereof, be automatically cancelled and retired and cease to exist and no securities or other consideration shall be payable in respect thereof.

            Warrants, Options and Convertible Securities. On the Effective Date, all outstanding options, warrants and other securities exercisable or convertible into shares of TARGET Common Stock, including the Excluded TARGET Options and Warrants, shall be converted into options, warrants or other convertible securities to acquire shares of ACQUIROR Common Stock; provided that the number of shares of ACQUIROR Common Stock issuable upon the exercise or conversion thereof shall equal the number of shares of TARGET Common Stock previously issuable multiplied by the Final Exchange Ratio and that the exercise price or conversion rate in effect before the Merger shall remain unchanged.


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

            SECTION 2.2 Appraisal Rights. Holders of shares of TARGET Common Stock, who duly exercise and perfect appraisal rights under the provisions of the Delaware General Corporation Law (the "DGCL") (such shares referred to herein as "Dissenting Shares") shall have the appraisal rights set forth in the DGCL and no other rights; provided, however, that Dissenting Shares beneficially and legally owned by the holder thereof at the Effective Date who shall, after the Effective Date, withdraw the demand for appraisal or lose the right of appraisal as provided in such law, shall be deemed to be converted as of the Effective Date, into the right to receive the Merger Consideration set forth in
Section 2.1 hereof.

            SECTION 2.3 Surrender and Payment. After the Effective Date, each holder of a certificate (a "Certificate") that formerly represented shares of TARGET Common Stock, issued and outstanding on the Effective Date (other than any Dissenting Shares and shares held by TARGET, ACQUIROR or Sub) shall be entitled, upon surrender thereof to the Surviving Corporation, to receive the Merger Consideration as provided in Section 2.1 hereof, and the certificate so surrendered shall forthwith be cancelled.

            SECTION 2.4 Common Stock of Sub. Each share of common stock, par value $.01 per share, of Sub issued and outstanding on the Effective Date shall, by virtue of the Merger and without any action on the part of the holder thereof, remain outstanding and shall thereafter represent one share of common stock of the Surviving Corporation, all of which shall be owned by Acquiror as of the Effective Date.

            SECTION 2.5 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place, unless the parties shall otherwise agree, at the offices of Heller Horowitz & Feit, P.C., 292 Madison Avenue, New York, New York at 10:00 A.M. local time (i) as soon as practicable after the day on which the last condition set forth in Article 9 shall have been fulfilled or waived or (ii) at such other time as TARGET and ACQUIROR may mutually agree (the "Closing Date").

                                    ARTICLE 3

                    CERTIFICATES OF INCORPORATION and BY-LAWS

            SECTION 3.1 Certificate of Incorporation and By-Laws. As of the Effective Date, the Certificate of Incorporation and By-laws of TARGET as in effect on the Effective Date shall be the Certificate of Incorporation and by-laws of the Surviving Corporation until thereafter amended as provided by Delaware Law.

            SECTION 3.2 Directors of Sub. The directors of Target at the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the


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

manner provided in the Certificate of Incorporation or By-Laws of the Surviving Corporation or as otherwise provided by Delaware Law.

                                     ARTICLE

                      CERTAIN PROVISIONS RELATING TO SHARES

            SECTION 4.1 No Fractional Shares of ACQUIROR Common Stock. No fractional shares of ACQUIROR Common Stock shall be issued by ACQUIROR in the Merger. Each stockholder of TARGET who otherwise would be entitled to a fractional interest in any share of ACQUIROR Common Stock will receive, in lieu of cash thereof or a fractional interest, one full share of ACQUIROR Common Stock for such fractional interest.

            SECTION 4.2 ACQUIROR to Make Merger Consideration Available. ACQUIROR shall designate its stock transfer agent to act as exchange agent (the "Exchange Agent") in connection with the Merger. As soon as practicable after the Effective Date, ACQUIROR shall make available and, subject to Section 4.1, each holder of a Certificate shall be entitled to receive, upon surrender to the Exchange Agent of such Certificate for cancellation and subject to any required withholding of taxes under any applicable federal income tax laws ("Backup Withholding"), the aggregate number of shares of ACQUIROR Common Stock into which the shares of TARGET Common Stock, previously represented by each Certificate, shall have been converted in the Merger. Until so surrendered and exchanged, each Certificate (other than Certificates representing any Dissenting Shares or shares of the capital stock of TARGET held by TARGET, ACQUIROR or Sub) shall represent solely the right to receive the Merger Consideration into which the shares of TARGET Common Stock it represented prior to the Effective Date shall have been converted pursuant to Section 2.1, less any Backup Withholding. As soon as practicable after the Effective Date, ACQUIROR shall cause the Exchange Agent to mail a transmittal form to each holder of a Certificate advising such holder of the procedure for surrendering to the Exchange Agent such Certificates for payment in accordance with this Section 4.2.

            SECTION 4.3 Dividends; Transfer Taxes; Voting Rights. No dividends or distributions that are otherwise payable on ACQUIROR Common Stock will be paid to persons entitled to receive ACQUIROR Common Stock until such persons surrender their Certificates. Upon such surrender, there shall be paid to the person in whose name ACQUIROR Common Stock shall be issued, any dividends or distributions which shall have become payable with respect to ACQUIROR Common Stock between the Effective Date and the time of such surrender. After such surrender, there shall be paid to the person in whose name the ACQUIROR Common Stock shall be issued any dividends or distributions on ACQUIROR Common Stock which shall have a record date prior to such surrender and a payment date after such surrender, and such payment shall be made on such payment date.


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

                  If shares of ACQUIROR Common Stock are to be issued or delivered to any person other than the person in whose name the Certificate surrendered for exchange is registered, it shall be a condition of the exchange that the person requesting such exchange shall deliver to the Exchange Agent all documents required to evidence and effect such transfer, and pay to the Exchange Agent any transfer or other taxes required by reason of the issuance or delivery of a certificate representing such shares of ACQUIROR Common Stock to other than the registered owner of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

            SECTION 4.4 Abandoned Property; Lost Certificates. Notwithstanding anything to the contrary contained herein, neither the Exchange Agent nor any party hereto shall have any liability to a holder of a Certificate for the payment of the Merger Consideration to be issued in accordance with the provisions hereof if such Merger Consideration is paid to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to three (3) years after the Effective Date (or immediately prior to such earlier date on which any payment in respect thereof would otherwise escheat to or become the property of any governmental unit or agency), the payment in respect of such Certificates shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims of interest of any person previously entitled thereto. Lost Certificates shall be treated in accordance with the normal procedures of the Exchange Agent.

            SECTION 4.5 Taking of Necessary Action; Further Action. Sub, ACQUIROR and TARGET shall each take all such action as may be necessary or appropriate in order to effectuate the Merger as promptly as possible, subject to all of the terms and conditions hereof. If, at any time after the Effective Date, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of either of the Constituent Corporations, the officers and directors of such corporation are fully authorized in the name of such corporation or otherwise to take, and shall take, all such action.

            SECTION 4.6 Closing of TARGET's Transfer Books. On the Effective Date, the stock transfer books of TARGET shall be closed and no transfer of shares of capital stock of TARGET shall thereafter be made, except for transfers of Dissenting Shares, as permitted by law. If, after the Effective Date, certificates representing shares of TARGET Common Stock are presented to the Surviving Corporation, they shall, subject to the provisions of Section 4.4 hereof, be cancelled and exchanged for the Merger Consideration provided in
Section 2.1 hereof.

                                    ARTICLE 5

                    REPRESENTATIONS AND WARRANTIES OF TARGET

            Except as set forth in the Disclosure Schedule to be delivered by TARGET to ACQUIROR (the "TARGET Disclosure Schedule"), which shall identify exceptions by specific Section references, to the best of its knowledge, TARGET hereby represents and warrants to ACQUIROR that:

            SECTION 5.1 Organization and Qualification; Subsidiaries. Except as disclosed in Section 5.1 of the TARGET Disclosure Schedule, TARGET is a corporation, duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where the failure to be in good standing, or to have such power and authority, or to be duly qualified and in good standing, as the case may be, would not have a TARGET Material Adverse Effect. The term "TARGET Material Adverse Effect" as used in this Agreement shall mean any event, change or effect that, individually or when taken together with all other such events, changes or effects, would be materially adverse to the condition (financial or otherwise), prospects, properties, assets, business or operations of TARGET, at the time of such event, change or effect. TARGET has no subsidiaries.

            SECTION 5.2 Certificate of Incorporation and By-Laws. TARGET has heretofore furnished to ACQUIROR complete and correct copies of the Certificate of Incorporation and the By-Laws of TARGET. TARGET is not in violation of any of the provisions of its Certificate of Incorporation or By-Laws.

            SECTION 5.3 Capitalization. As of the date of this Agreement, the authorized capital stock of TARGET consists of (i) 65,000,000 shares of TARGET Common Stock, of which: (x) 34,658,707 shares of TARGET Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, common law, TARGET's Certificate of Incorporation or by-laws or, any agreement to which TARGET is a party or is bound or otherwise; and (y) no shares of TARGET Common Stock are held in the treasury of TARGET, and (ii) 15,000,000 shares of Preferred Stock, none of which are issued and outstanding. As of the date of this Agreement, there are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments of any character to which TARGET is a party relating to the issued or unissued capital stock or other securities of TARGET or obligating TARGET to grant, issue or sell any shares of the capital stock or other securities of TARGET, by sale, lease, license or otherwise, except as disclosed in Section 5.3 of the TARGET Disclosure Schedule. As of the date of this Agreement, except as set forth in
Section 5.3 of the TARGET Disclosure Schedule, there are no obligations, contingent or otherwise, of TARGET to (x) repurchase, redeem or


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

otherwise acquire any shares of TARGET Common Stock or (y) provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of TARGET or any other person. TARGET has provided to ACQUIROR a current list of its stockholders, together with all information it has relating to their status as "accredited investors" under the Securities Act of 1933, as amended (the "Securities Act").

            SECTION 5.4 Authority. TARGET has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby (other than with respect to the Merger, and the approval and adoption of this Agreement by the holders of the TARGET Common Stock in accordance with the laws of the State of Delaware ("Delaware Law")). The execution and delivery of this Agreement by TARGET and the consummation by TARGET of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of TARGET are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the approval and adoption of this Agreement, by the holders of a majority of the outstanding shares of TARGET Common Stock in accordance with Delaware Law). This Agreement has been duly executed and delivered by TARGET and, assuming the due authorization, execution and delivery thereof by ACQUIROR and Sub, constitutes the legal, valid and binding obligation of TARGET, enforceable against TARGET in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditors' rights in general from time to time in effect and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

            SECTION 5.5 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by TARGET does not, and the performance of this Agreement by TARGET and the consummation of the transactions contemplated hereby will not, excepting any shareholder votes required by Delaware Law, (i) conflict with or violate the Certificate of Incorporation or By-Laws, or the equivalent organizational documents, in each case as amended or restated, of TARGET, (ii) conflict with or violate any federal, state, foreign or local law, statute, ordinance, rule, regulation, order, judgment, arbitration award or decree (collectively, "Laws") or TARGET Permit (as hereinafter defined) in effect as of the date of this Agreement and applicable to TARGET or by which any of its properties is bound or subject to, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of TARGET pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, order, decree, franchise or other instrument or obligation to which TARGET is a party or by which TARGET or any of its properties is bound or is subject to, except for any such conflicts or violations described in clause (ii) or breaches, defaults, events, rights of termination, amendment, acceleration or cancellation or liens or encumbrances described in clause (iii) that would not have a TARGET Material Adverse Effect.

                  (b) The execution and delivery of this Agreement by TARGET does not, and the performance of this Agreement by TARGET and the ownership and operation of the business and properties of TARGET by the Surviving Corporation following the Effective Date will not, as of the date of this Agreement, require TARGET to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any governmental or regulatory authority ("Governmental Entities"), except (i) for the filing and recordation of appropriate merger documents as required by Delaware Law; and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, either individually or in the aggregate, prevent TARGET from performing its obligations under this Agreement or otherwise have a TARGET Material Adverse Effect.

            SECTION 5.6 Permits; Compliance. TARGET is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the "TARGET Permits"), and there is no action or proceeding or, to the knowledge of TARGET, investigation pending or threatened regarding suspension or cancellation of any TARGET Permits, except where the failure to possess, or the suspension or cancellation of, such TARGET Permits would not have a TARGET Material Adverse Effect. TARGET is not in conflict with, or in default or violation of (a) any Law applicable to TARGET or by which any of its properties is bound or subject to or (b) any of TARGET Permits, except for any such conflicts, defaults or violations which would not have a TARGET Material Adverse Effect.

            SECTION 5.7 Reports; Financial Statements. Except as disclosed in
Section 5.7 of the TARGET Disclosure Schedule, TARGET has filed all forms, reports, statements and other documents required to be filed with any other applicable federal or state regulatory authorities, except where the failure to file any such forms, reports, statements or other documents would not have a TARGET Material Adverse Effect (all such forms, reports, statements and other documents being referred to herein, collectively, as the "Reports"). The Reports, including all Reports filed after the date of this Agreement and prior to the Effective Date, (i) were or will be prepared in all material respects in accordance with the requirements of applicable Law, and (ii) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                  (b) Except as disclosed in Section 5.7(b) of the TARGET Disclosure Schedule, the financial statements (including any related notes thereto) delivered to ACQUIROR prior to or after the date of this Agreement (i) have been or will be prepared in accordance with generally accepted accounting principles applied on a consistent basis covering the periods referred to therein and in form necessary for disclosure or inclusion in applicable reports under the Securities Exchange Act of 1934, as amended, (the "Exchange Act") to be filed by

ACQUIROR after the Closing, and (ii) fairly present or will fairly present the financial position of TARGET as of the respective dates thereof and results of operations and cash flows for the periods indicated (including reasonable estimates of normal and recurring year-end adjustments), except that (A) any unaudited interim financial statements were or will be subject to normal and recurring year-end adjustments and (B) any pro forma financial information contained in such financial statements is not necessarily indicative of the financial position of TARGET as of the respective dates thereof and the results of operations and cash flows for the periods indicated.

            SECTION 5.8 Absence of Certain Changes or Events. During the period commencing January 1, 2001, and ending on the date of this Agreement, there has not been (a) a TARGET Material Adverse Effect or (b) any change by TARGET in its accounting methods, principles or practices.

            SECTION 5.9 Absence of Litigation. Except as disclosed in Section
5.9 of the TARGET Disclosure Schedule, there is no claim, action, suit, litigation, proceeding, arbitration or, to the knowledge of TARGET, investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), pending or, to the knowledge of TARGET, threatened in writing against TARGET or any properties or rights of TARGET (except for claims, actions, suits, litigations, proceedings, arbitrations, or investigations which, individually or in the aggregate, would not reasonably be expected to have a TARGET Material Adverse Effect), and TARGET is not subject to any continuing order of, consent decree, or, the knowledge of TARGET, continuing investigation by, any Governmental Entity, or any judgment, order, writ, injunction, decree or award of any Governmental Entity or arbitrator, including, without limitation, cease-and-desist or other orders, except for matters which, individually or in the aggregate, would not have a TARGET Material Adverse Effect.

            SECTION 5.10 Taxes. Except for such matters that would not have a TARGET Material Adverse Effect or are disclosed in Section 5.10 of the TARGET Disclosure Schedule (a) TARGET has timely filed or will timely file all returns and reports required to be filed by it with any taxing authority with respect to Taxes for any period ending on or before the Effective Date, taking into account any extension of time to file granted to or obtained on behalf of TARGET, (b) all Taxes shown to be payable on such returns or reports that are due prior to the Effective Date have been paid or will be paid when due, (c) as of the date hereof, no deficiency for any material amount of Tax has been asserted or assessed by a taxing authority against TARGET, (d) all liability for Taxes of TARGET that are or will become due or payable with respect to periods covered by the financial statements referred to in Section 5.8(b) hereof have been paid or adequately reserved for on such financial statements and (e) no Tax return or reports of TARGET are under examination.

            SECTION 5.11 Certain Business Practices. As of the date hereof, except for such actions which would not have a TARGET Material Adverse Effect, neither TARGET nor, to the knowledge of TARGET, any directors, officers, agents or employees of TARGET has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to government officials or employees, or (iii) made any other unlawful payment.

            SECTION 5.12 Brokers. Except as described in Section 5.12 of the TARGET Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of TARGET.

            SECTION 5.13 Board Recommendation. The board of directors of TARGET, at a meeting duly called and held, has by requisite vote under applicable Laws
(i) determined that this Agreement and the transactions contemplated hereby, including the Merger, and the transactions contemplated thereby, taken together, are fair to and in the best interests of the stockholders of TARGET, and (ii) resolved to recommend that the holders of the shares of TARGET Common Stock approve this Agreement and the transactions contemplated herein, including the Merger. TARGET has obtained binding, written agreements to vote in favor of approving this Agreement, the Merger and the transactions contemplated hereby from the current officers and directors of TARGET and from any other stockholder that is controlled by such persons.

            SECTION 5.14 Books and Records. The books of account and other financial records of TARGET are in all material respects complete and correct, are maintained in accordance with good business practices and all Laws applicable to TARGET, and are accurately reflected in the financial statements of TARGET. The minute books of TARGET contain accurate records of all meetings, and accurately reflect all other corporate action of the stockholders and directors of TARGET.

            SECTION 5.15 No Undisclosed Liabilities. There are no liabilities of TARGET of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

                  (a) liabilities disclosed or provided for in the financial statements;

                  (b) liabilities incurred in the ordinary course of business consistent with past practice since January 1, 2001; and

                  (c) liabilities which either individually or collectively would not have an TARGET Material Adverse effect.

            SECTION 5.16 Contracts. Listed on Section 5.16 of the TARGET Disclosure Schedule are all contracts and agreements of TARGET, oral (in which case a summary thereof should be provided) and written, including, but not limited to, employment contracts, leases and management agreements, which require the payment by or to TARGET of more than $50,000 annually ($25,000 in the case of employment contracts). Except as otherwise disclosed in the TARGET Disclosure Schedule, each contract described therein is legal, valid, in full force and effect and enforceable in accordance with its terms, and TARGET has fulfilled, or taken all action reasonably necessary to enable it to fulfill when due, all of its obligations under such contracts. There has not occurred any default, or any event which, with the lapse of time or the election of any person other than TARGET, will become a default, by TARGET under any contract which would result in a TARGET Material Adverse Effect.

            SECTION 5.17 Disclosure. No representation or warranty of TARGET in this Agreement or any document, certificate or statement issued in connection herewith contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein, in the light of the circumstances in which they were made, not misleading.

            SECTION 5.18 Affiliates. Concurrently with the execution and delivery of this Agreement, TARGET has delivered to ACQUIROR a letter identifying all persons who, to the knowledge of TARGET, may be deemed to be "Affiliates" of TARGET under Rule 145 of the Securities Act of 1933, as amended (the "Securities Act") including, without limitation, all directors and executive officers of TARGET.

            SECTION 5.19. Investments. TARGET has not made any investments in, nor owns or agreed to purchase or otherwise acquire any securities of, any domestic or foreign business entity, enterprise or organization other than as set forth in Section 5.19 of the TARGET Disclosure Schedule.

            SECTION 5.20 Employee Benefit Plans. TARGET does not maintain or have any obligation to make contributions to, any employee benefit plan (an "ERISA Plan") within the meaning of Section (e)(3) of the United States Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or, except as set forth on Section 5.20 of the TARGET Disclosure Schedule hereto, any other retirement, profit sharing, stock option, stock bonus or employee benefit plan (a "Non-ERISA Plan"). TARGET has heretofore delivered to ACQUIROR true, correct and complete copies of each Non-ERISA Plan. All such Non-ERISA Plans have been maintained and operated in all material respects in accordance with all federal, state and local laws applicable to such plans, and the terms and conditions of the respective plan documents.

                                   ARTICLE 6

               REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND SUB

            Except as set forth in the Disclosure Schedule to be delivered by ACQUIROR and Sub to TARGET (the "ACQUIROR Disclosure Schedule"), which shall identify exceptions by specific Section references, to the best knowledge of each of them, ACQUIROR and Sub hereby represent and warrant to TARGET that:

            SECTION 6.1 Organization and Qualification; Subsidiaries. Each of ACQUIROR and Sub is a corporation, duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where the failure to be in good standing, or to have such power and authority, or to be duly qualified and in good standing, as the case may be, would not have a ACQUIROR Material Adverse Effect. The term "ACQUIROR Material Adverse Effect" as used in this Agreement shall mean any event, change or effect that, individually or when taken together with all other such events, changes or effects, would be materially adverse to the condition (financial or otherwise), prospects, properties, assets, business or operations of ACQUIROR and Sub, taken as a whole, at the time of such event, change or effect. Other than Sub, ACQUIROR has no subsidiaries.

            SECTION 6.2 Certificate of Incorporation and By-Laws. ACQUIROR has heretofore furnished to TARGET complete and correct copies of the Certificates of Incorporation and the By-Laws or the equivalent organizational documents in each case, as amended or restated, of ACQUIROR and Sub. Neither ACQUIROR nor Sub is in violation of any of the provisions of its Certificate of Incorporation or By-Laws.

            SECTION 6.3 Capitalization. As of the date of this Agreement, the authorized capital stock of ACQUIROR consists of (a) 50,000,000 shares of ACQUIROR Common Stock, par value $.0025 per share ("ACQUIROR Preferred Stock"). As of the date of this Agreement: (i) 24,905,151 shares of ACQUIROR Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, common law, ACQUIROR's Certificate of Incorporation or By-Laws, or any agreement to which ACQUIROR is a party or is bound or otherwise; and (ii) no shares of ACQUIROR Common Stock are held in treasury. The shares of ACQUIROR Common Stock to be issued in the Merger have been duly authorized and, when issued in accordance with the Merger will be validly issued, fully paid and nonassessable. The shares of ACQUIROR Common Stock to be issued after the Merger upon the exercise of options, warrants or convertible securities of TARGET converted in the Merger into options, warrants or convertible securities of ACQUIROR pursuant to Section 2.1, have been duly authorized, and when issued after the Merger and subject to the amendment of ACQUIROR's Certificate of Incorporation as provided in Section 8.5 hereof, will be validly issued, fully paid and nonassessable. As of the date of this Agreement, there are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments of any character to which ACQUIROR is a party relating to the issued or unissued capital stock or other securities of ACQUIROR to grant, issue or sell any shares of the capital stock or other securities of ACQUIROR, by sale, lease, license or otherwise, except (A) as disclosed in
Section 6.3 of the ACQUIROR Disclosure Schedule and (B) for options to purchase ACQUIROR Common Stock under ACQUIROR's existing stock option plans to the extent stock options for such shares thereunder have not yet been granted. As of the date of this Agreement, there are no obligations, contingent or otherwise, of ACQUIROR to repurchase, redeem or otherwise acquire any shares of ACQUIROR Common Stock.

            SECTION 6.4 Authority. Each of ACQUIROR and Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by ACQUIROR and Sub and the consummation by ACQUIROR and Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of ACQUIROR or Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (and, in particular, the approval and adoption of this Agreement by the holders of a majority of the outstanding shares of ACQUIROR Common Stock is not required by Delaware Law). This Agreement has been duly executed and delivered by ACQUIROR and Sub and, assuming the due authorization, execution and delivery thereof by TARGET, constitutes a legal, valid and binding obligation of ACQUIROR and Sub enforceable against ACQUIROR and Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditors' rights in general from time to time in effect and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

            SECTION 6.5 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by ACQUIROR and Sub does not, and the performance of this Agreement by ACQUIROR and Sub and the consummation of the transactions contemplated hereby will not, excepting any stockholder votes required by applicable law or the rules of the NASD, (i) conflict with or violate the Certificate of Incorporation or By-Laws, as amended or restated, of ACQUIROR or Sub, (ii) conflict with or violate any Laws or ACQUIROR Permit (as hereinafter defined) in effect as of the date of this Agreement applicable to ACQUIROR or Sub or by which any of their respective properties is bound or subject to, including, without limitation, Section 203 of Delaware Law or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on the properties or assets of ACQUIROR or Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, order, decree, franchise or other instrument or obligation to which ACQUIROR or Sub is a party or by which ACQUIROR or Sub or any of their respective properties is bound or subject to, except for any such conflicts or violations described in clause (ii) or breaches, defaults, events, rights of termination, amendment, acceleration or cancellation or liens or encumbrances described in clause (iii) that would not have a ACQUIROR Material Adverse Effect. The board of directors of ACQUIROR has taken all actions necessary under Delaware Law, including approving the transactions contemplated in this Agreement, to ensure that Section 203 of Delaware Law does not, or will not, apply to the transactions contemplated in this

Agreement. As used herein, "ACQUIROR Permit" shall mean all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary for ACQUIROR to own, lease and operate its properties and to carry on its business as it is now being conducted.

                  (b) The execution and delivery of this Agreement by ACQUIROR and Sub does not, and the performance of this Agreement by ACQUIROR and Sub will not, as of the date of this Agreement, require ACQUIROR to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entities, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act (as hereafter defined), blue sky Laws, and the filing and recordation of appropriate merger documents as required by Delaware Law and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, either individually or in the aggregate, prevent either ACQUIROR or Sub from performing its obligations under this Agreement or otherwise have a ACQUIROR Material Adverse Effect.

            SECTION 6.6 Permits; Compliance. ACQUIROR is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the "ACQUIROR Permits"), and there is no action or proceeding or, to the knowledge of ACQUIROR, investigation pending or threatened regarding suspension or cancellation of any ACQUIROR Permits, except where the failure to possess, or the suspension or cancellation of, such ACQUIROR Permits would not have a ACQUIROR Material Adverse Effect. ACQUIROR is not in conflict with, or in default or violation of (a) any Law or any rule of professional conduct applicable thereto and applicable to ACQUIROR or by which any of their respective properties is bound or subject to or (b) any of ACQUIROR Permits, except for any such conflicts, defaults or violations which would not have a ACQUIROR Material Adverse Effect.

            SECTION 6.7 Reports; Financial Statements. (a) Since September 1, 2001, ACQUIROR has timely filed (i) all forms, reports, statements and other documents required to be filed with (A) the Securities and Exchange Commission ("SEC"), including, without limitation, (1) all Annual Reports on Form 10-K, (2) all Quarterly Reports on Form 10-Q, (3) all proxy statements relating to meetings of stockholders (whether annual or special), (4) all Current Reports on Form 8-K, (5) all other reports or registration statements and (6) all amendments and supplements to all such reports and registration statements (collectively, the "ACQUIROR SEC Reports") and (B) any other applicable state securities authorities and (ii) all forms, reports, statements and other documents required to be filed with any other applicable federal or state regulatory authorities, except where the failure to file any such forms, reports, statements or other documents referred to in this clause (ii) would not have a ACQUIROR Material Adverse Effect (all such forms, reports, statements and other documents in clauses (i) and (ii) of this Section 6.7(a) being referred to herein, collectively, as the "ACQUIROR Reports"). The ACQUIROR Reports, including all ACQUIROR Reports filed after the date of this Agreement and prior to the Effective Date (x) were or will be prepared in all material respects in accordance with the requirements of applicable Law (including, with respect to the ACQUIROR SEC Reports, the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such ACQUIROR SEC Reports) and (y) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                  (b) Each of the financial statements (including, in each case, any related notes thereto) contained in the ACQUIROR SEC Reports filed prior to, on or after the date of this Agreement (i) have been or will be prepared in accordance with the published rules and regulations of the SEC and generally accepted accounting principles and (ii) fairly present or will fairly present the financial position of ACQUIROR as of the respective dates thereof and the results of operations and cash flows for the periods indicated (including reasonable estimates of normal and recurring year-end adjustments), except that
(A) any unaudited interim financial statements were or will be Subject to normal and recurring year-end adjustments and (B) any pro forma financial information contained in such financial statements is not necessarily indicative of the financial position of ACQUIROR as of the respective dates thereof and the results of operations and cash flows for the periods indicated.

            SECTION 6.8 Absence of Certain Changes or Events. During the period commencing January 1, 2001 and ending on the date of this Agreement, there has not been (a) an ACQUIROR Material Adverse Effect or (b) any change by ACQUIROR in its accounting methods, principles or practices.

            SECTION 6.9 Absence of Litigation. Except as disclosed in the ACQUIROR Disclosure Schedule or the ACQUIROR SEC Reports filed prior to the date of this Agreement, there is no claim, action, suit, litigation, proceeding, arbitration or, to the knowledge of ACQUIROR, investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), pending or, to the knowledge of ACQUIROR, threatened in writing against ACQUIROR or any properties or rights of ACQUIROR (except for claims, actions, suits, litigations, proceedings, arbitrations, or investigations which, individually or in the aggregate, would not reasonably be expected to have a ACQUIROR Material Adverse Effect), and ACQUIROR is not subject to any continuing order of, consent decree, or, the knowledge of ACQUIROR, continuing investigation by, any Governmental Entity, or any judgment, order, writ, injunction, decree or award of any Governmental Entity or arbitrator, including, without limitation, cease-and-desist or other orders, except for matters which, individually or in the aggregate, would not have a ACQUIROR Material Adverse Effect.

            SECTION 6.10 Taxes. Except for such matters that would not have an ACQUIROR Material Adverse Effect or are disclosed in Section 6.10 of the ACQUIROR Disclosure Schedule (a) ACQUIROR have timely filed or will timely file all returns and reports required to be filed by them with any taxing authority with respect to Taxes for any period ending on or before the Effective Date, taking into account any extension of time to file granted to or obtained on behalf of ACQUIROR, (b) all Taxes shown to be payable on such returns or reports that are due prior to the Effective Date have been paid or will be paid when due, (c) as of the date hereof, no deficiency for any material amount of Tax has been asserted or assessed by a taxing authority against ACQUIROR, (d) all liability for Taxes of ACQUIROR that are or will become due or payable with respect to periods covered by the financial statements referred to in Section 6.7(b) hereof have been paid or adequately reserved for on such financial statements and (e) no Tax return or reports of ACQUIROR are under examination.

            SECTION 6.11 Certain Business Practices. As of the date hereof, except for such actions which would not have a ACQUIROR Material Adverse Effect, neither ACQUIROR nor, to the knowledge of ACQUIROR, any directors, officers, agents or employees of ACQUIROR has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to government officials or employees, or (iii) made any other unlawful payment.

            SECTION 6.12 Brokers. Except as described in Section 6.12 of the ACQUIROR Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of ACQUIROR.

            SECTION 6.13 Books and Records. The books of account and other financial records of ACQUIROR are in all material respects complete and correct, are maintained in accordance with good business practices and all Laws applicable to ACQUIROR, and are accurately reflected in the consolidated financial statements of ACQUIROR contained in the ACQUIROR SEC Reports. The minute books of ACQUIROR contain accurate records of all meetings, and accurately reflect all other corporate action of the shareholders and directors of ACQUIROR.

            SECTION 6.14 Contracts. Listed on Section 6.14 of the ACQUIROR Disclosure Schedule are all contracts and agreements of ACQUIROR, oral (in which case a summary thereof should be provided) and written that have not previously been filed as exhibits to any of the ACQUIROR SEC Reports, including, but not limited to, employment contracts, leases and management agreements, which require the payment by or to ACQUIROR of more than $50,000 annually ($25,000 in the case of employment contracts).

            SECTION 6.15 No Undisclosed Liabilities. There are no liabilities of ACQUIROR of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

                  (x) liabilities disclosed or provided for in the consolidated financial statements contained in the ACQUIROR SEC Reports;

                  (y) liabilities incurred in the ordinary course of business consistent with past practice since January 1, 2001; and

                  (z) liabilities which either individually or collectively would not have an ACQUIROR Material Adverse effect.

            SECTION 6.16 Disclosure. No representation or warranty of ACQUIROR or Sub in this Agreement or in any document, certificate or statement issued in connection herewith contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances in which they were made, not misleading.

            SECTION 6.17 Investments. ACQUIROR has not made any investments in, nor owns or agreed to purchase or otherwise acquire any securities of, any domestic or foreign business entity, enterprise or organization other than as set forth in Section 6.18 of the ACQUIROR Disclosure Schedule.

            SECTION 6.18 Employee Benefit Plans. ACQUIROR does not maintain or have any obligation to make contributions to, any ERISA Plan, or, except as set forth on Section 6.19 of the ACQUIROR Disclosure Schedule hereto, any Non-ERISA Plan. ACQUIROR has heretofore delivered to TARGET true, correct and complete copies of each Non-ERISA Plan. All such Non-ERISA Plans have been maintained and operated in all material respects in accordance with all federal, state and local laws applicable to such plans, and the terms and conditions of the respective plan documents.

                                    ARTICLE 7

                                    COVENANTS

            SECTION 7.1 Affirmative Covenants of TARGET and ACQUIROR. Each of TARGET and ACQUIROR hereby covenants and agrees that, during the period commencing on the date hereof and continuing until the Effective Date unless otherwise expressly contemplated by this Agreement or consented to in writing by the other party, it will:

            (i) Operate its business only in the usual and ordinary course consistent with past practices;

            (ii) Use its best efforts to preserve substantially intact its business organizations, maintain its rights and franchises and maintain its relationships with its customers and suppliers, and otherwise operate its business in a manner that breaches no Material Contract;

            (iii) Use its best efforts to maintain and keep its business relationships intact and unimpaired and its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted;

            (iv) Use its best efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that currently maintained;

            (v) Promptly advise the other party of the commencement of, or threat or (to the extent that such threat comes to its knowledge), any claim, action, suit, proceeding or investigation against, relating to or involving it or any of its directors, officers, employees, agents or consultants in connection with its businesses or the transactions contemplated hereby;

            (vi) Provide the other party with unaudited quarterly balance sheets and income statements and unaudited quarterly statements of cash position for each fiscal quarter following the date of this Agreement as soon as practicable following the end of each such fiscal quarter and provide the other party with monthly management reports;

            (vii) Promptly provide the other party with copies of any and all reports or documents filed with the SEC; and

            (viii) TARGET will make stock transfer records relating to, and stockholder lists of, TARGET available to the extent reasonably necessary to effectuate the intent of this Agreement; and

            (ix) Through its board of directors, TARGET will recommend to its stockholders approval of the Agreement, the Merger and the transactions contemplated hereby and use its best efforts to obtain the requisite stockholder vote by means of a special meeting duly called for such purpose or by sufficient written consent.

            SECTION 7.2 Negative Covenants of TARGET. Except as expressly contemplated by this Agreement or otherwise consented to in writing by ACQUIROR, from the date of this Agreement until the Effective Date, TARGET will not do any of the following:

                  (a) Except as otherwise provided in Section 7.2(a) of the TARGET Disclosure Schedule, increase the compensation payable to or to become payable to any director, officer or employee; grant any severance or termination pay to, or enter into any employment, consulting or severance agreement with, any director, officer or employee or their respective affiliates other than employment or consulting agreements entered into with the consent of ACQUIROR; or establish, adopt, enter into or amend any employee benefit plan or arrangement except as may be required by applicable Law;

                  (b) Declare or pay any dividend on, or make any other distribution (however characterized) in respect of, outstanding shares of its capital stock;

      (c) Except as otherwise provided in Section 7.2(c) of the TARGET Disclosure Schedule, redeem, purchase or otherwise acquire any shares of its capital stock or equity interest or any securities or obligations convertible into or exchangeable for any shares of its' capital stock or equity interest, or any options, warrants or conversion or other rights to acquire any shares of its' capital stock or any such securities or obligations (except in connection with the exercise of outstanding stock options or stock purchase warrants referred to herein, in accordance with their terms or, in connection with the conversion of convertible debentures, in accordance with their terms); effect any reorganization or recapitalization; or split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its' capital stock;

                  (d) Except as otherwise provided in Section 7.2(d) of the TARGET Disclosure Schedule and except for the issuance in aggregate of no more than one (1) million shares of TARGET Common Stock and options, warrants or convertible securities exercisable for or convertible into no more than one (1) million shares of TARGET Common Stock, issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale (including the grant of any security interests, liens, claims, pledges, limitations in voting rights, charges or other encumbrances) of, any shares of any class of its' capital stock or other securities (including shares held in treasury);

                  (e) Acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division (other than a wholly-owned subsidiary) thereof, or otherwise acquire or agree to acquire any assets of any other person (other than the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with past practice) in each case which are material to it;

                  (f) Sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of its assets outside of the ordinary course of business;

                  (g) Propose or adopt any amendments to its Certificate of Incorporation or By-Laws, except as otherwise provided in Section 7.2(g) of the TARGET Disclosure Schedule;

                  (h) Change any of its methods of accounting in effect, or make or rescind any express or deemed election relating to taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes (except where the amount of such settlements or controversies, individually or in the aggregate, does not exceed $50,000), or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ended 1999, except as may be required by Law or generally accepted accounting principles;

                  (i) Except as set forth in Section 7.2(i) of the TARGET Disclosure Schedule, incur any obligation for borrowed money or purchase money indebtedness, whether or not evidenced by a note, bond, debenture or similar instrument, except obligations arising from establishment of a line of credit and borrowings under such line of credit;

                  (j) Enter into any material arrangement, agreement or contract with any third party which provides for an exclusive arrangement with that third party or is substantially more restrictive on TARGET, or substantially less advantageous to TARGET, than arrangements, agreements or contracts existing on the date hereof;

                  (k) Except as set forth in Section 7.2(l) of the TARGET Disclosure Schedule, (i) make any capital expenditures individually in excess of $50,000 or in the aggregate in excess of $100,000; enter into or terminate (except in the ordinary course of business and consistent with past practice) any lease of, or purchase or sell, any real property; or enter into any leases of personal property involving individually in excess of $50,000 annually or in the aggregate in excess of $100,000 annually; and

                  (l) Agree in writing or otherwise to do any of the foregoing.

            SECTION 7.3 Negative Covenants of ACQUIROR. Except as expressly contemplated by this Agreement or otherwise consented to in writing by TARGET, from the date of this Agreement until the Effective Time, ACQUIROR will not do any of the following:

                  (a) Except as otherwise provided in Section 7.3(a) of the ACQUIROR Disclosure Schedule, increase the compensation payable to or to become payable to any director, officer or employee; grant any severance or termination pay to, or enter into any employment, consulting or severance agreement with, any director, officer or employee or their respective affiliates other than employment or consulting agreements entered into with the consent of TARGET; or establish, adopt, enter into or amend any employee benefit plan or arrangement except as may be required by applicable Law;

                  (b) Declare or pay any dividend on, or make any other distribution (however characterized) in respect of, outstanding shares of its capital stock;

                  (c) Except as otherwise provided in Section 7.3(c) of the ACQUIROR Disclosure Schedule, redeem, purchase or otherwise acquire any shares of its capital stock or equity interest or any securities or obligations convertible into or exchangeable for any shares of its capital stock or equity interest or any options, warrants or conversion or other rights to acquire any shares of its capital stock or any such securities or obligations (except in connection with the exercise of outstanding stock options or stock purchase warrants referred to herein, in accordance with their terms or, in connection with the conversion of convertible debentures, in accordance with their terms); effect any reorganization or recapitalization; or split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock;

                  (d) Propose or adopt any amendments to its Certificate of Incorporation or by-laws, except as otherwise provided in Section 7.3(d) of the ACQUIROR Disclosure Schedule;

                  (e) Change any of its methods of accounting in effect, or make or rescind any express or deemed election relating to taxes, settle or compromise any claim, action, suit litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes (except where the amount of such settlements or controversies, individually or in the aggregate, does not exceed $50,000), or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ended September 30, 1999, except as may be required by Law or generally accepted accounting principles;

                  (f) Enter into any material arrangement, agreement or contract with any third party which provides for an exclusive arrangement with that third party or is substantially more restrictive on ACQUIROR, or substantially less advantageous to ACQUIROR, than arrangements, agreements or contracts existing on the date hereof;

                  (g) Issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale (including the grant of any security interests, liens, claims, pledges, limitations in voting rights, charges or other encumbrances) of, any shares of any class of its ' capital stock or other securities (including shares held in treasury), any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire, any such shares (except for the issuance of shares upon the exercise of outstanding stock options, stock purchase warrants or the conversion of outstanding convertible debentures, in accordance with their terms or (ii) amend or otherwise modify the terms of any such rights, warrants or options, the effect of which shall be to make such terms more favorable to the holders thereof;

                  (h) Acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division (other than a wholly-owned subsidiary) thereof, or otherwise acquire or agree to acquire any assets of any other person (other than the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with past practice) in each case which are material to it;

                  (i) Sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of its assets outside of the ordinary course of business;

                  (j) Except as set forth in Section 7.3(j) of the ACQUIROR Disclosure Schedule, incur any obligation for borrowed money or purchase money indebtedness, whether or not evidenced by a note, bond, debenture or similar instrument, except obligations arising from establishment of a line of credit and borrowings under such line of credit;

                  (k) Except as set forth in Section 7.3(k) of the ACQUIROR Disclosure Schedule, (i) make any capital expenditures individually in excess of $50,000 or in the aggregate in excess of $100,000; enter into or terminate (except in the ordinary course of business and consistent with past practice) any lease of, or purchase or sell, any real property; or enter into any leases of personal property involving individually in excess of $50,000 annually or in the aggregate in excess of $100,000 annually;

                  (l) Agree in writing or otherwise to do any of the foregoing.

            SECTION 7.4 Access and Information. Between the date of this Agreement and the Effective Date or earlier termination of this Agreement, each of ACQUIROR and TARGET shall (a) afford the other party and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, the "Representatives") access upon reasonable prior notice to its officers, employees, agents, properties, offices and other facilities and to the books and records thereof; and (b) furnish promptly to the other party and its Representatives such information concerning its business, properties, contracts, records and personnel (including, without limitation, financial, operating and other data and information) as may be requested, from time to time, by the other party.

            SECTION 7.5 Confidentiality. Any and all non-public information disclosed by Acquiror to Target or by Target to Acquiror as a result of the negotiations leading to the execution of this Agreement, or in furtherance hereof, shall remain confidential. If the consummation of the transactions contemplated by this Agreement does not take place for any reason, each of Acquiror and Target will return promptly all documents containing non-public information relating to the other side.

            SECTION 7.6 No Shopping. From the date of this Agreement until the Effective Date or the earlier termination of this Agreement, TARGET and ACQUIROR each shall direct and cause its employees, agents and representatives (including any investment banker, attorney or accountant retained by such party) not to, directly or indirectly, initiate, solicit or encourage, any inquiries in respect of or the making of, any Acquisition Offer (as defined below) or engage in any negotiations concerning or provide any confidential or nonpublic information or data to, or afford access to the employees, properties or books or records of their respective businesses, or have any discussions with, any person relating to an

Acquisition Offer, or otherwise facilitate any effort or attempt to make or implement an Acquisition Offer. Within five (5) business days after receipt of an Acquisition Offer or any request for confidential or nonpublic information relating to or for access to the employees, properties, books or records of its business by any person who indicates that they may be considering making, or has made an Acquisition Offer, TARGET or ACQUIROR shall notify the other of the fact that such event has occurred and shall notify the other of the person making such inquiry or an Acquisition Offer. Notwithstanding the foregoing, TARGET or ACQUIROR may furnish information concerning its business, properties or assets to any other person or entity if its board of directors or any committee or independent members thereof, in the exercise of their fiduciary responsibilities, determines that such information should be provided to such other party. In the event TARGET or ACQUIROR furnishes such information to a third party in accordance with its fiduciary responsibilities, it shall still inform the other person of such action. The term "Acquisition Offer" means any offer or proposal for any merger, tender offer, sale, lease as lessor, license as licensor or other disposition of substantial assets, sale of capital stock or debt securities or similar transaction involving TARGET or ACQUIROR unless the acquiror expressly acknowledges and confirms the existence of all of the obligations of TARGET or ACQUIROR under this Agreement.

            SECTION 7.7 Directors' and Officers' Indemnification. In the event the Merger shall become effective, then from and after the Effective Date, ACQUIROR and the Surviving Corporation (the "Indemnifying Parties") shall indemnify, defend and hold harmless each person who is now, or who becomes prior to the Effective Date, an officer, director, employee or agent of ACQUIROR or TARGET (the "Indemnified Parties") against (i) all losses, claims, damages, costs, expenses, liabilities or judgments or amounts paid with the approval of the Indemnifying Parties (which approval shall not be unreasonably withheld) in settlement of, or in connection with, any claim, action, suit, proceeding or investigation based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was an officer, director, employee or agent of ACQUIROR or TARGET, whether pertaining to any matter existing or occurring, at or prior to, the Effective Date, and whether asserted or claimed prior to, at or after, the Effective Date (the "Indemnified Liabilities") and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, including, without limitation, any Indemnified Liabilities arising under or out of any state or federal securities laws, in each case to the fullest extent permitted by law, and in addition to such Indemnified Liabilities, ACQUIROR and the Surviving Corporation, as the case may be, shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking that may be required by Law.

                                    ARTICLE 8

                              ADDITIONAL AGREEMENTS

            SECTION 8.1 Stockholder Approval. Promptly after the date of this Agreement, ACQUIROR shall take all action as the sole stockholder of Sub to approve this Agreement. TARGET shall take all action necessary in accordance with Delaware Law, and its Certificate of Incorporation and by-laws to obtain requisite approval by its stockholders to act on this Agreement by means of a meeting of stockholders or otherwise. TARGET shall use its reasonable best efforts to prepare, file (if necessary) and distribute a consent solicitation in order to solicit from its stockholders consents in favor of the approval and adoption of this Agreement and to secure the vote or consent of its stockholders required by Delaware Law to approve and adopt this Agreement, unless otherwise required by the applicable fiduciary duties of the directors of TARGET, as determined by such directors in good faith after consultation with independent legal counsel.

            SECTION 8.2 Disclosure. The information supplied by each of ACQUIROR and TARGET for inclusion in the materials used in connection with TARGET's consent solicitation of its stockholders shall not, at the time such consent solicitation is distributed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. All documents that ACQUIROR is responsible for filing with the SEC in connection with the transactions contemplated herein, including without limitation the information to be provided by TARGET pursuant to Rule 14f-1 of the Exchange Act required to be filed at least ten (10) days prior to the Closing Date (the "14f-1 Information") will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

            SECTION 8.3 Appropriate Action; Consents; Filings.

                  (a) Each of ACQUIROR and TARGET shall use its best efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate, satisfy the conditions to, and make effective the transactions contemplated by this Agreement; obtain from any Governmental Entities or other persons any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by ACQUIROR or TARGET in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein; make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under (A) the Securities Act and the Exchange Act and the rules and regulations thereunder, including the 14f-1 Information, and any other applicable federal or state securities laws, and (B) any other applicable Laws.

                  (b) Without limiting the application of Article 7 hereof and subject to the respective fiduciary obligations of the directors of each of ACQUIROR and TARGET, each of ACQUIROR and TARGET agrees to use its best efforts vigorously to contest and resist any action, including administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "Order") that is in effect and that restricts, prevents or prohibits the consummation of any of the transactions contemplated by this Agreement, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal; provided, however, that in no event shall ACQUIROR or TARGET take, or be required to take, any action that would have a material adverse effect on its operations, assets, financial condition or prospects.

                  (c) Each of ACQUIROR and TARGET shall give any notices to third parties, and use its best efforts to obtain any third party consents (i) necessary, proper or advisable to consummate the transactions contemplated in this Agreement, (ii) disclosed or required to be disclosed in the TARGET Disclosure Schedule or the ACQUIROR Disclosure Schedule, as the case may be,
(iii) otherwise required under any contracts, licenses, leases or other agreements in connection with the consummation of the transactions contemplated herein or (iv) required to prevent a TARGET Material Adverse Effect from occurring prior to or after the Effective Date or a ACQUIROR Material Adverse Effect from occurring prior to or after the Effective Date.

                  (d) In the event that either party shall fail to obtain any third party consent described in subsection 8.3(c) above, such party shall use its best efforts, and shall take any such actions reasonably requested by the other party hereto, to minimize any adverse effect upon TARGET and ACQUIROR, and their respective businesses resulting, or which could reasonably be expected to result, after the Effective Date, from the failure to obtain such consent.

            SECTION 8.4 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements or the requirements of the NASD (and in that event only if time does not permit), ACQUIROR and TARGET shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and the transactions contemplated thereby and shall not issue any such press release or make any such public statement prior to such consultation.

                                    ARTICLE 9

                               CLOSING CONDITIONS

            SECTION 9.1 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective

Date of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

                  (a) SEC and State Action. The SEC shall have issued no stop order suspending the distribution of any information statement of ACQUIROR and the SEC shall have initiated no proceedings for that purpose. All necessary state securities and blue-sky permits, approvals and exemption orders required in connection with the transactions contemplated by this Agreement shall have been obtained.

                  (b) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite votes of the stockholders of TARGET.

                  (c) No Order. No Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

                  (d) Exempt Transaction. The issuance of the Merger Consideration by ACQUIROR in the Merger shall be exempt from registration under the Securities Act and all state and other securities laws.

            SECTION 9.2 Additional Conditions to Obligations of ACQUIROR. The obligations of ACQUIROR to effect the Merger and the other transactions contemplated herein are also subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any of which may be waived by ACQUIROR in its sole discretion):

                  (a) Representations and Warranties. The representations and warranties of TARGET contained in this Agreement shall be true and correct in all material respects as of the Effective Date as though made on and as of the Effective Date, except as expressly permitted or contemplated by this Agreement, and the aggregate effect of all differences in the representations and warranties of TARGET between those as of the date of this Agreement and those as of the Effective Date does not and will not have a TARGET Material Adverse Effect. ACQUIROR shall have received a certificate of the Chairman and the Chief Financial Officer of TARGET to such effect.

                  (b) Agreements and Covenants. TARGET shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it in all material respects prior to the Effective Date. ACQUIROR shall have received a certificate of the Chairman and the Chief Financial Officer of TARGET to such effect.

                  (c) Consents and Approvals. All material consents, approvals and authorizations legally required to be obtained to consummate the Merger shall have been obtained from all required Governmental Entities and any other third party.

                  (d) No TARGET Material Adverse Effect. Since the date of this Agreement, there shall have been no TARGET Material Adverse Effect nor shall there have occurred prior to the Effective Date any change, occurrence or circumstance in the business, results of operations or financial condition of TARGET likely to have a TARGET Material Adverse Effect. ACQUIROR shall have received a Certificate of the Chairman or the Chief Financial Officer of TARGET to such effect.

                  (e) Appraisal Rights. The holders of more than ten (10%) percent of the issued and outstanding shares of TARGET Common Stock shall not have demanded appraisal rights in respect of the Merger.

                  (f) Certificates. ACQUIROR shall have received such certificates from officers and representatives of TARGET as it shall have reasonably requested.

            SECTION 9.3 Additional Conditions to Obligations of TARGET. The obligations of TARGET to effect the Merger and the other transactions contemplated in this Agreement are also subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any of which may be waived by TARGET in its sole discretion):

                  (a) Representations and Warranties. The representations and warranties of ACQUIROR contained in this Agreement shall be true and correct in all material respects as of the Effective Date, except as expressly permitted or contemplated by the terms of this Agreement and the aggregate effect of all differences in the representations and warranties of ACQUIROR between those as of the date of this Agreement and those as of the Effective Date does not and will not have an ACQUIROR Material Adverse Effect. TARGET shall have received a certificate of the Chairman and its Chief Financial Officer to such effect, or if such positions are then vacant, by at least two other officers of ACQUIROR. In the event this Agreement is assigned by Sub pursuant to Section 11.7 of this Agreement, any representation or warranty made by ACQUIROR in this Agreement with respect to Sub shall be deemed to have been made by ACQUIROR with respect to such entity and shall be true and correct in all material respects as of the Effective Date.

                  (b) Agreements and Covenants. ACQUIROR shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Date. TARGET shall have received a certificate of the Chairman and its Chief Financial Officer to such effect, or if such positions are then vacant, by at least two other officers of ACQUIROR.

                  (c) Consents and Approvals. All material consents, approvals and authorizations legally required to be obtained to consummate the Merger shall have been obtained from and made with all required Governmental Entities and any other third party.

                  (d) No ACQUIROR Material Adverse Effect. Since the date of this Agreement, there shall have been no ACQUIROR Material Adverse Effect nor shall there have occurred prior to the Effective Date any change, occurrence or circumstance in the business, results of operations or financial condition of ACQUIROR likely to have an ACQUIROR Material Adverse Effect. TARGET shall have received a Certificate of the Chairman or any Vice President of ACQUIROR to such effect.

                  (e) Certificates. TARGET shall have received such certificates from officers and representatives of ACQUIROR as it shall have reasonably requested.

                  (f) Appraisal Rights. The holders of more than ten percent (10%) of the issued and outstanding shares of TARGET Common Stock shall not have demanded appraisal rights in respect of the Merger.

                  (g) Directors. TARGET shall receive evidence satisfactory to TARGET that the directors of ACQUIROR as of the Effective Date are those which are satisfactory to TARGET, with all such directors to hold office until their respective successors are duly elected and qualified in a manner consistent with the Certificate of Incorporation and Bylaws of ACQUIROR or as otherwise provided by law. Accordingly, to the extent necessary as determined by TARGET, TARGET shall receive letters of resignation of the directors of ACQUIROR immediately prior to the effectiveness of the Merger, in form and substance satisfactory to TARGET.

                  (h) Officers. TARGET shall receive evidence satisfactory to TARGET that the officers of ACQUIROR as of the Effective Date are those which are satisfactory to TARGET, with all such directors to hold office until their respective successors are duly elected and qualified in a manner consistent with the Certificate of Incorporation and Bylaws of ACQUIROR or as otherwise provided by law. Accordingly, to the extent necessary as determined by TARGET, TARGET shall receive letters of resignation of the officers of ACQUIROR immediately prior to the effectiveness of the Merger, in form and substance satisfactory to TARGET.

                                   ARTICLE 10

                        TERMINATION, AMENDMENT AND WAIVER

            SECTION 10.1 Termination. This Agreement may be terminated at any time prior to the Effective Date, whether before or after approval of this Agreement and the Merger by the stockholders of each of TARGET and ACQUIROR:

                  (a) By mutual written consent of ACQUIROR and TARGET;

                  (b) By ACQUIROR, if any representation or warranty made by TARGET in this Agreement shall not have been true when made and such breach would have been, or would be, reasonably likely to have a TARGET Material Adverse Effect or the failure of TARGET to satisfy its obligations under Section 9.2(b);

                  (c) By TARGET, if any representation or warranty made by ACQUIROR in this Agreement shall not have been true when made and such breach would have been, or would be, reasonably likely to have an ACQUIROR Material Adverse Effect or the failure of ACQUIROR to satisfy its obligations under
Section 9.3(b);

                  (d) By either ACQUIROR or TARGET, if there shall be any Order which is final and non-appealable preventing the consummation of the Merger, except if the party relying on such Order has not complied with its obligations under Section 8.3(b);

                  (e) By either ACQUIROR or TARGET, if the Effective Date shall not have occurred before September 30, 2002; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(e) shall not be available to any party whose breach of any representation or warranty or failure to perform or comply with any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Date to occur on or before such date;

                  (f) By either ACQUIROR or TARGET, if the Agreement shall fail to receive the requisite votes for approval and adoption by the stockholders of TARGET, or if any of the conditions specified in Section 9.1 shall not have been met in all material respects or waived prior to such time as such condition can no longer be satisfied;

                  (h) by ACQUIROR or TARGET at any time prior to the Effective Date if (i) in the case of termination by ACQUIROR, any of the conditions specified in Section 9.2(a) and 9.2(c) through (f) shall not have been met or waived prior to such time as such condition can no longer be satisfied or (ii) in the case of termination by TARGET, any of the conditions specified in Section 9.3(a) and 9.3(c) through (j) shall not have been met or waived prior to such time as such condition can no longer be satisfied; or

                  (i) if the Board of Directors, or any committee or independent members thereof of ACQUIROR or of TARGET, in the exercise of their fiduciary responsibilities relating to an Acquisition Offer pursuant to Section 7.6, determines that it is in the best interests of its stockholders to terminate this Agreement.

            The right of any party hereto to terminate this Agreement pursuant to this Section 10.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

            SECTION 10.2 Effect of Termination. Subject to the provisions of
Section 11.1(b), in the event of the termination of this Agreement pursuant to
Section 10.1, this Agreement shall forthwith become void, there shall be no liability on the part of ACQUIROR or TARGET or any of their respective officers or directors to the other and all rights and obligations of any party hereto shall cease.

            SECTION 10.3 Amendment. To the extent permitted by applicable law, this Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Date; provided, however, that, after approval of the Merger by the stockholders of each of TARGET and ACQUIROR, no amendment may be made which would reduce the amount or change the type of consideration into which each share of TARGET Common Stock shall be converted pursuant to this Agreement upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

            SECTION 10.4 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

            SECTION 10.5 Fees, Expenses and Other Payments. (a) All Expenses (as defined in paragraph (b) of this Section 10.5) incurred by the parties hereto shall be borne solely and entirely by the party that has incurred such Expenses.

                  (b) "Expenses" as used in this Agreement shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing thereof of all consent solicitations, information statements or proxy statements and the mailing, the solicitation of stockholder approvals and all other matters related to the closing of the transactions contemplated herein.

                                   ARTICLE 11

                               GENERAL PROVISIONS

            SECTION 11.1 Effectiveness of Representations, Warranties and Agreements.

                  (a) Except as set forth in Section 11.1(b), the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement.

                  (b) Notwithstanding anything to the contrary contained herein, the representations, warranties and agreements in this Agreement shall terminate at the Effective Date or upon the termination of this Agreement pursuant to
Article 10, except that the agreements set forth in Articles 1, 2, 3, 4 and 8.5 shall survive the Effective Date and those set forth in Sections 7.5, 10.2, 10.5 and Article 11 hereof shall survive termination.

            SECTION 11.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

            If to ACQUIROR or Sub:

                  Hemoxymed, Inc.
                  420 Lexington Avenue, Suite 300
                  New York, NY 10170
                  Attention: Judson Cooper or Joshua Schein
                  Telecopier No.: (212) 479-2522

                  With a copy to:

                  Heller, Horowitz & Feit, P.C.
                  292 Madison Avenue
                  New York, New York 10017

                  Attention: Irving Rothstein, Esq.
                  Telecopier No.: (212) 696-9459

            If to TARGET:

                  Molecular Geriatrics Corporation
                  50 Lakeville Parkway, Suite 111
                  Vernon Hills, IL  60061
                  Attention: Mr. Bruce Barron
                  Telecopier No.: (847) 573-8030

                  With a copy to:

                  Ehrenreich Eilenberg & Krause LLP
                  11 East 44th Street, 17th Floor
                  New York, New York  10017
                  Attention: Adam D. Eilenberg, Esq.
                  Telecopier No.: (212) 986-2399

            SECTION 11.3 Certain Definitions. For purposes of this Agreement, the term:

                  (a) "Affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

                  (b) "business day" means any day other than a day on which banks in the State of New York are authorized or obligated to be closed;

                  (c) The "Code" means the Internal Revenue Code of 1986, as amended.

                  (d) "control" (including the terms "controlled", "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise;

                  (e) "knowledge" or "known" shall mean, with respect to any matter in question, if an executive officer or director of TARGET, ACQUIROR or Sub, as the case may be, has actual knowledge of such matter;

                  (f) "Laws" shall mean all applicable federal, state, local or foreign laws, regulations or orders or any other requirements of any governmental, regulatory or administrative agency or authority or court or other tribunal.

                  (g) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act);

                  (h) "Tax" or "Taxes" shall mean any and all taxes, charges, fees, levies, payable to any federal, state, local or foreign taxing authority or agency, including, without limitation, income, franchise, profits, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding disability, employment, social security, workers compensation, unemployment compensation, utility, severance, excise, stamp, windfall profits, transfer and gains taxes, customs duties, imposts, charges, levies or other similar assessments of any kind, and interest, penalties and additions to tax imposed with respect thereto.

            SECTION 11.4 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

            SECTION 11.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

            SECTION 11.6 Entire Agreement. This Agreement (together with the Exhibits and Schedules hereto) constitutes the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

            SECTION 11.7 Assignment. This Agreement shall not be assigned by operation of law or otherwise; provided, however, that Sub may assign this Agreement in its sole discretion to any entity that is, either directly or indirectly, a wholly-owned subsidiary of ACQUIROR.

            SECTION 11.8 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

            SECTION 11.9 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

            SECTION 11.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

            SECTION 11.11 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                [Remainder of this page intentionally left blank]

            IN WITNESS WHEREOF, ACQUIROR, Sub and TARGET have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                     HEMOXYMED, INC.

                                     BY: s/ Joshua Schein
                                         ---------------------------------------
                                     NAME: Joshua Schein
                                           -------------------------------------
                                     TITLE: Interim Chief Financial Officer
                                            ------------------------------------


                                     MOLECULAR GERIATRICS ACQUISITION, INC.

                                     BY: s/ Joshua Schein
                                         ---------------------------------------
                                     NAME: Joshua Schein
                                           -------------------------------------
                                     TITLE: Secretary
                                            ------------------------------------


                                     MOLECULAR GERIATRICS CORPORATION

                                     BY: s/ Bruce N. Barron
                                         ---------------------------------------
                                     NAME: Bruce N. Barron
                                           -------------------------------------
                                     TITLE: Chairman and Chief Executive Officer
                                            ------------------------------------